Exhibit 99.1

Comtech Telecommunications Corp. Announces Strategic Deal to Acquire
Solacom Technologies Inc. for $33.0 Million

Melville, New York, January 8, 2019 – Comtech Telecommunications Corp. (“Comtech”) (Nasdaq: CMTL) announced today it has agreed to acquire Solacom Technologies Inc. (“Solacom”), a leading provider of Next Generation 911 (“NG911”) solutions for public safety agencies, for $33.0 million.

Fred Kornberg, President and Chief Executive Officer of Comtech, said, “We believe Solacom is a leader in technology innovation in the NG911 space and we are delighted to have them join us. With safety and security markets at growth inflection points, the Solacom acquisition is a significant step in our strategy of enhancing our solutions offerings, particularly with respect to NG911 capabilities. We look forward to working with Solacom’s talented workforce to deliver innovative market-leading products and services to both domestic and international public safety agencies.”

Pierre Plangger, Chief Executive Officer of Solacom, said, “I believe this strategic combination with Comtech is compelling for our customers and employees. I expect our customers will benefit from significantly greater resources and more diverse product offerings, and our employees will benefit from being part of a larger, more diversified company.”

Mr. Kornberg and Mr. Plangger stated, “We are looking forward to joining forces to serve the growing and important public safety market and, in the interim, we plan no changes in any scheduled or committed rollouts from either company and anticipate honoring all existing agreements with customers, VARs, distributors, OEMs and other strategic partners.”

Key Strategic Benefits for Comtech Include:

•	Expands Comtech’s presence in the public safety solutions market, which has a growing need for NG911 systems;

•	Enhances Comtech’s relationships with existing customers and allows it to offer an immediate upgrade path to next-generation call handling solutions;

•	Brings new relationships with state and local agency customers, as well as certain select international customers; and

•	Increases the proportion of Comtech’s annual revenues derived from recurring hosted and maintenance solutions.

About Solacom’s Next Generation 911 Solutions

•	Offers best-in-class call handling solution with integrated text-to-and-from 911 on a unified platform;

•	Provides flexible user interface, capable of adapting to varying customer environments and preferences;

•	Provides powerful call conferencing capabilities and enhanced reporting capabilities; and

•	Offers geospatial 911 call display and call control directly from a customized map.

Mr. Plangger, who is currently a large shareholder of Solacom, will continue to serve as CEO and President of Solacom.

The impact of the Solacom acquisition with respect to Comtech’s fiscal 2019 financial guidance will be dependent on the timing of the closing of the transaction, which is expected to occur sometime during Comtech’s fiscal quarter ending April 30, 2019. Comtech will provide financial and other information concerning the Solacom transaction during its regularly scheduled conference call to review the results of its fiscal quarter ending January 31, 2019, the exact date and time of which will be announced in advance. A separate presentation related to the Solacom acquisition is available at www.comtechtel.com.

Proskauer Rose LLP and Torys LLP are serving as legal counsel to Comtech. Menalto Advisors is serving as financial advisor to Solacom. Blake, Cassels & Graydon LLP and Kelly Santini LLP are serving as legal counsel to Solacom.

The transaction is subject to customary closing conditions.

About Comtech

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. Comtech sells products to a diverse customer base in the global commercial and government communications markets.

About Solacom

Solacom’s 911 call handling and management solutions are built on more than 30 years of research and innovation in the application of advanced hardware and software technologies for public safety. Today, Solacom’s Guardian 911 solutions support thousands of agencies affecting millions of lives annually. From dense urban environments to statewide deployments, Solacom solutions are trusted to streamline 911 call handling and management processes and enable more efficient collection of critical information in emergency situations. For more information, visit: www.solacom.com.

Forward-Looking Statements

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Securities and Exchange Commission (“SEC”) filings of Comtech Telecommunications Corp. identify many such risks and uncertainties. The forward-looking information in this press release could be affected by many factors including, without limitation: risks associated with the ability to consummate the transaction and the timing of the closing of the transaction; the ability to successfully integrate operations and employees; the ability to realize anticipated benefits and synergies of the transaction; the potential impact of the announcement of the transaction or consummation of the transaction on relationships, including with employees, customers and competitors; the ability to retain key personnel; the ability to achieve performance targets; changes in financial markets, interest rates and foreign currency exchange rates; and those additional risks and factors discussed in reports filed with the SEC by Comtech Telecommunications Corp. from time to time, including those discussed under the heading “Risk Factors” in its most recently filed Annual Report on Form 10-K. We undertake no duty and have no obligation to update any forward-looking statements contained herein.

PCMTL

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Media:

Michael D. Porcelain, Senior Vice President and Chief Operating Officer

631-962-7000

info@comtechtel.com